Exhibit 10(g)
AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 16th day of December, 2005, among ALLETE, Inc., a Minnesota corporation (“ALLETE”), Wisconsin Public Service Corporation, a Wisconsin corporation (“WPSC”) and WPS Investments, LLC, a Wisconsin limited liability company (“WPSI”).  WPSC and WPSI are sometimes referred to herein collectively as “WPS.”  Each of ALLETE, WPSC and WPSI is sometimes referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, WPSC and ALLETE were originally joint applicants in connection with the construction of a 345 kV transmission line, which is planned to run from ALLETE’s Arrowhead substation located near Duluth, Minnesota to American Transmission Company LLC’s (“ATCLLC”) Weston substation, located near Wausau, Wisconsin (the “Project”);

WHEREAS, in connection with the initial joint development of the Project, WPSC and ALLETE agreed that ALLETE would have the right to purchase a portion of the Project located in Wisconsin (“Project Right”); and

WHEREAS, the primary responsibility for the Project was transferred to ATCLLC in 2003, pursuant to the November 8, 2002 agreement among ATCLLC, ATC Management Inc. (“ATCMI”) (ATCLLC and ATCMI may be collectively referred to herein as “ATC”), WPSC and WPSI (WPSC and WPSI may be collectively referred to herein as “WPS”) (“Transfer Agreement”), and as approved by the Public Service Commission of Wisconsin (“PSCW”) in Docket 05-AE-115 (Order dated April 17, 2003), and by the Federal Energy Regulatory Commission (“FERC”) in American Transmission Co. LLC, et al., 102 FERC ¶ 62,172 (2003);

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Parties hereby agree as follows:

1.         Purpose of Agreement.  The Parties have determined it is preferable that, rather than exercising its Project Right, ALLETE or ALLETE’s designated affiliate (collectively referred to herein as “ALLETE”), funds a portion of ATC’s monthly capital calls to WPS pursuant to the Transfer Agreement (“Project Capital Calls”); and in exchange for ALLETE’s funding of such Project Capital Calls, ALLETE receives Member Units (as such term is defined in the ATCLLC Operating Agreement dated as of January 1, 2001) in ATCLLC, and Class A Common Stock (as such term is defined in the ATCMI Shareholders Agreement dated as of January 1, 2001) in ATCMI.

ALLETE is willing to relinquish its Project Right in exchange for funding $60 million in project Capital Calls by the end of 2006.

2.       ALLETE Participation in Project Capital Calls.  The Parties hereby acknowledge and agree that:

i.      Project Capital Calls:  Commencing with the first Project Capital Call on or after the Effective Date (as defined in Section 5 below) and subject to the terms of this Agreement, ALLETE shall fund 72% of each Project Capital Call; provided however, if the Effective date occurs after the December 2005 Project Capital Call, but before the January 2006 Project Capital Call, is funded, ALLETE shall fund 78% of each Project Capital Call beginning with the January 2006 Project Capital Call. If the Effective Date occurs after the January 2006 Project Capital Call has been funded, the Parties shall cooperate in good faith to modify ALLETE’s percentage participation in Project Capital Calls by the end of 2006. If, following the May 2006 Project Capital Call, the Parties reasonably determine that ALLETE’s then-current percentage participation in Project Capital Calls will not likely result in ALLETE being able to fund $60 million in Project Capital Calls by the end of 2006, then the Parties shall agree to a one-time increase to ALLETE’s percentage participation in Project Capital Calls, beginning with the June 2006 Project Capital Call. Such increased participation percentage will not exceed 100% of such Project Capital Calls but will be based on an intent to modify ALLETE’s percentage participation to allow ALLETE to fund a total of $60 million in Project Capital Calls by the end of 2006.

ii.      Funding of Project Capital Calls: In the event that WPS, under the ATC-WPS Agreement (as such term is defined in Section 6(b) below), has the right to refuse to participate in a Project Capital Call, ALLETE shall also have the right, but not the obligation, to refuse to participate in such Project Capital Call.

3.         Termination of Project Right.  Upon ALLETE’s funding of a total of $60 million in Project Capital Calls by the end of 2006, or in the event of WPS’s termination of this Agreement in accordance with Section 7(i) below, ALLETE’s Project Right shall automatically terminate; provided, however, if ALLETE is not offered the opportunity to fund a total of $60 million in Project Capital Calls by the end of 2006, then the Parties shall negotiate in good faith an amendment to this Agreement that preserves and reinstates, to the maximum extent possible, each Party’s benefits of the bargain as set forth in this Agreement.

4.         Transaction Documents.  In order to effectuate the transaction contemplated in this Agreement, the Parties acknowledge and agree that the following agreements must be fully executed and delivered in addition to this Agreement:

i.        Transfer Agreement Amendment, as defined in Section 9 below, among ATCLLC, ATCMI, WPSC and WPSI;
ii.       Operating Agreement between ATCLLC and ALLETE; and
iii.      Subscription Agreement among ATCLLC, ATCMI and ALLETE.

This Agreement and the agreements listed in subsections (i) through (iii) above are collectively referred to herein as the “Transaction Documents.”

5.         Term and Effective Date. The term of this Agreement shall commence as of the date first written above and shall expire when ALLETE has funded $60 million in Project Capital Calls, unless extended or earlier terminated as provided herein (“Term”). The “Effective Date” shall be the date on which all Required Approvals, as set forth in Section 9 below, have been received and all Transaction Documents have been fully executed and delivered.

6.         Representations and Warranties.

a.      Each of the Parties hereby represents and warrants to each of the other Parties that, from and after the Effective Date:

i.      This Agreement and that other Transaction Documents to which it is a party constitute valid and binding obligations of such Party, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar laws or equitable remedies affecting creditors’ rights generally;
ii.      There are no lawsuits, claims, complaints or investigations pending, or to its knowledge threatened, against it, by any governmental entity or third party that would reasonably be likely to prohibit, or otherwise have a materially adverse consequence on, the transactions contemplated by this Agreement and that other Transaction Documents to which it is a party;
iii.      It has obtained all consents, authorizations and approvals, and taken all other actions, that are required for it to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and
iv.      The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party will not: result in a material breach under any agreements to which it is a party, or constitute a violation of any applicable federal, state or local governmental law, regulation or order.

b.      Each of WPSC and WPSI further represents and warrants to ALLETE that: (i) all agreements between it and ATCLLC and/or ATCMI, which relate to the Project and are reasonably necessary for WPSC and WPSI to cede to ALLETE a percentage of their rights to participate in Project Capital Calls as set forth herein (the “ATC-WPS Agreements”), are in full force and effect; and (ii) neither it nor ATC is in violation of breach under any of the ATC-WPS Agreements, and it has received no notice and has no knowledge of any claim alleging a violation or breach under the ATC-WPS Agreements, which would reasonably be likely to prohibit or otherwise materially affect the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. WPSC and WPSI shall promptly notify ALLETE in writing of any party’s termination, violation or breach, or claim or notice therefor, under any of the ATC-WPS Agreements. Any termination of the ATC-WPS Agreements, before the termination of the Project Right under Section 3 above, shall have no effect on the Project Right.

The Parties’ representations and warranties set forth in this Section 6 shall survive until the earlier of the expiration of the Term or termination of this Agreement.

7.         Termination.  This Agreement may be terminated upon prior, written notice:

i.      by either WPS or ALLETE if any representation or warranty made by the other Party under this Agreement or any of the other Transaction Documents shall prove to have been materially false or misleading when made or ceases to remain true during the Term or if the other Party breaches any of its obligations under this Agreement, if such cessation or breach would reasonably be expected to have a materially adverse consequence on the other Party or the transactions contemplated in the Transaction Documents, provided that, if cure of the underlying condition that resulted in the untruth or cure of the breach would result in it having no materially adverse consequence on the other Party or the transactions contemplated in the Transaction Documents, such condition or breach has not been cured within thirty (30) days after receipt of written notice from the other Party;

ii.     by ALLETE in the event of ATC’s: (i) dissolution or liquidation; (ii) assignment of any of its rights under the Transaction Documents for the benefit of creditors; or (iii) voluntarily filing, or having filed against it, a petition in bankruptcy or insolvency or for reorganization or arrangement under United States bankruptcy laws or the insolvency act of any State; or

iii.    by ALLETE for all future Project Capital Calls in the event that any of the agreements described in Section 4(i) – (iii) above expires or is terminated; provided however, if ALLETE terminates this Agreement under this subpart (iii), the Parties shall negotiate in good faith an amendment to this Agreement that preserves and reinstates, to the maximum extent possible, each Party’s benefits of the bargain as set forth in this Agreement.

8.         Assignment.  The Parties’ respective rights and obligations under this Agreement may be assigned only with the written consents of the other Parties hereto, which consents shall not be unreasonably withheld or unduly delayed; provided however, any Party may, without the other Parties’ consents, assign all or part of its rights and obligations hereunder to its affiliated company including, without limitation, its successor in interest by way of merger, consolidation or sale of all or substantially all of its assets. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their respective successors and permitted assigns, but shall not confer any rights or remedies upon any third party. Any purported assignment of this Agreement without the written consent of the other Parties, if required hereunder, shall be null and void.

9.         Regulatory and Other Required Approvals. This agreement is expressly conditioned on: (i) the PSCW’s approval of an amendment to the Transfer Agreement, to facilitate ALLETE’s participation in Project Capital Calls as set forth in Sections 1 and 2 above (“Transfer Agreement Amendment”); (ii) FERC 203 approval of ALLETE’s acquisition of Member Units in ATCLLC and Class A Common Stock in ATCMI; and (iii) the approval of the ATCMI Board of Directors, which is attached as Exhibit A hereto and made a part here of (“ATCMI Board of Directors’ Approval”). (Collectively, subparts (i), (ii) and (iii) are referred to herein as “Required Approvals.”) The Parties shall cooperate in good faith in seeking all Required Approvals necessary to effectuate this Agreement and the other Transaction Documents. If a Party receives notice, or otherwise becomes aware, that another regulatory approval is required in order to effectuate this Agreement or the other Transaction Documents, such Party shall notify the other Parties via telephone as soon as practicable, and they shall cooperate in good faith to obtain such additional regulatory approval as expeditiously as possible.

10.         Severability. If: (i) any term of this Agreement is determined to be invalid, illegal or unenforceable by any court or governmental authority having jurisdiction; or (ii) one or more of the Required Approvals set forth in Section 9 above is not obtained by May 15, 2006, or is denied or conditioned in a manner that materially adversely affects a Party’s respective benefits and obligations hereunder, then the parties shall negotiate in good faith a new provision or new agreement that will be legally enforceable, or gain such Required Approvals as applicable, and to the maximum extent possible, restore each Party’s Benefits of the bargain contained in this Agreement.

11.         Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has be executed and delivered by the Parties hereto on the date first written above.

WISCONSIN PUBLIC SERCIVE		ALLETE, INC.
CORPORATION
By:	/s/ Larry L. Weyers	By:	/s/ Donald J. Shippar
	Name: Larry L. Weyers		Name: Donald J. Shippar
	Title: Chairman and Chief Executive Officer		Title: President & CEO

WPS INVESTMENTS, LLC
By WPS Resources Corporation, its Manager
By:	/s/ Larry L Weyers
Name: Larry L Weyers
Title: Chairman, President and Chief Executive Officer

EXHIBIT A

ATCMI BOARD OF DIRECTORS’ APPROVAL

UNANIMOUS CONSENT TO ACTION BY THE DIRECTORS
OF ATC MANAGEMENT INC.

ADMISSION OF ALLETE, INC., OR ITS DESIGNATED SUBSIDIARY,
AS A MEMBER OF ATCLLC

The undersigned, constituting all of the members of the Board of Directors of ATC Management Inc. (“ATCMI”), a Wisconsin corporation, pursuant to Section 3.5(c) of the Amended and Restated Bylaws of ATCMI and the provisions of Wis. Stat. § 180.0821, hereby adopt the following resolution by unanimous written consent as though adopted by them at a duly constituted meeting of the Board of Directors:

RESOLVED, that pursuant to the authority granted to the Board of Directors in Section 3.1 of the Operating Agreement of American Transmission Company LLC to admit new members to American Transmission Company LLC (“ATCLLC”) upon such terms and conditions as the Board deems appropriate, and pursuant to the authority granted in Section 3.1 of the Amended and Restated Bylaws of ATCMI, ALLETE, Inc. or a subsidiary that it designates (“ALLETE”) is hereby approved for membership in ATCLLC.

ALLETE shall be allowed to purchase membership units in ATCLLC and purchase shares of ATCMI Class A Common Stock at a share price of Ten Dollars ($10.00) per share, in proportion to its total membership interest in ATCLLC all as further described below.

ALLETE will be allowed to purchase ATCLLC membership units by funding a portion of ATCLLC’s Arrowhead-Weston Project Capital Calls (“Project Capital Calls”) pursuant to sections 5.b., 5.c. and 6 of the Agreement for Transfer of Primary Responsibility For Arrowhead-Weston Transmission Project, as amended by the Fist and Second Amendments (“Transfer Agreement”) attached as Exhibit A.

To effectuate ALLETE’s and WPS’ intent that ALLETE purchase $60 million of membership units in ATCLLC by the end of 2006 which would otherwise have been purchased by WPSI by participation in Project Capital Calls, ALLETE is allowed to purchase membership units reflecting 72 percent of each monthly Project Capital Call commencing in min December 2005; provided however:

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If ALLETE is not authorized to purchase ATCLLC membership units until after the December 2005 Project Capital Call has been funded, ALLETE shall be allowed to purchase membership units reflecting 78 percent of each Project Capital Call beginning with the first Project Capital Call following all conditions set forth in these resolutions being met.

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If ALLETE is not authorized to purchase ATCLLC membership units until after the January 2006 Project Capital Call has been funded, ALLETE’s percentage participation in Project Capital Calls for the remainder of 2006 will be adjusted upward, up to a maximum of 100 percent, to target a total purchase of $60 million in membership units via participation in Project Capital Calls by the end of 2006, and ALLETE shall be allowed to purchase membership units reflecting such increased percentage participation in Project Capital Calls.

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If following the May 2006 Project Capital Call, it is reasonably determined that ALLETE’s then-current percentage participation in Project Capital Calls will not result in its purchase of $60 million in membership units via participation in Project Capital Calls by the end of 2006, then, with the consent of WPSI, ALLETE’s percentage participation in the Project Capital Calls shall increase as necessary, up to a maximum of 100 percent, to target the purchase of $60 million in membership units by the end of 2006, beginning with the June 2006 Project Capital Call, and ALLETE shall be allowed to purchase membership units reflecting such increased percentage participation in Project Capital Calls.

Upon ALLETE’s purchase of $60 million in membership units, ALLETE’s right to purchase membership units via the Project Capital Calls shall automatically terminate.

RESOLVED FURTHER, that ALLETE shall have the right, but not the obligation, to participate in ATCLLC’s general equity capital calls on a pro rata basis in accordance with ALLETE’s percentage ownership of ATCLLC, calculated as has been customary or, if changed, as applicable for all ATCLLC members.

RESOLVED FURTHER, that in connection with the proceding Resolution, Management is hereby authorized and directed to execute all documents, containing terms and conditions consistent with this Resolution, necessary or convenient for the admission of ALLETE to ATCLLC, receipt of cash, issuance to ALLETE of ATCLLC membership units and issuance to ALLETE of share of Class A Common Stock of ATCMI, conditioned upon receipt of all state and federal regulatory approvals, and other such third-party approvals as necessary.

Dated as of the 12th day of December, 2005.

José M. Delgado	J. Leroy Thilly

Anthony S. Earl	William C. Verrette

William D. Harvey	Larry L. Weyers

Allen L. Leverett	Gary J. Wolter

Agustin A. Ramirez	Stephen J. Yanisch

EXHIBIT A

SECOND AMENDMENT TO
AGREEMENT FOR TRANSFER OF PRIMARY REPONSIBILITY
FOR ARROWHEAD-WESTON TRANSMISSION PROJECT

The parties to the Agreement for Transfer of Primary Responsibility for Arrowhead-Weston Transmission Project hereby agree to amend the Agreement as follows:

1.           Section 5.b. of the Agreement is amended to add the following two sentences at the beginning thereof:

“As used in this Section 5.b. and in Section 6., “WPSI” shall mean WPSI or its designee, provided such designee has been approved for membership in ATCLLC by the Board of Directors of ATCM in their sole discretion and in accordance with such approval.”

“As used in this Section 5.b. and in Section 6., “WPSC” shall mean WPSC or its designee, provided such designee has been approved by the Board of Directors of ATCM in their sole discretion to own ATCM Class A common stock and in accordance with such approval.”

2.           The fifth sentence of Section 5.b. after the addition of the two sentences described in “1” above is amended by adding the words “in total” after the word “purchase.”

3.           A new section, Section 5.c. shall be added as follows: “5.c. If a person designated by WPSI or WPSC pursuant to Section 5.b. does not purchase membership units or Class A shares, WPSI and WPSC respectively shall purchase such membership units or Class A shares.”

4.           Paragraph 11 is deleted and the numbers of the subsequent sections shall not be changed.

Dated this ____ day of November, 2005.

Wisconsin Public Service Corporation	American Transmission Company LLC,
by its corporate manager
ATC Management Inc.

By:	By:
Larry L. Weyers	Jose M. Delgado
Chairman, President and Chief	President and Chief Executive
Executive Officer	Officer

WPS Investments, LLC,	ATC Management Inc.
by its corporate manager,
WPS Resources Corporation

By:	By:
Larry L. Weyers	Jose M. Delgado
Chairman, President and Chief	President and Chief Executive
Executive Officer	Officer